Exhibit 3.19.4

FIRST AMENDMENT TO LIMITED LIABILITY

COMPANY AGREEMENT OF ET LEHIGH, LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (“First Amendment”) is entered into as of the 29th day of August, 2002 by ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), and ET LEHIGH, LLC, a Delaware limited partnership.

W I T N E S S E T H :

WHEREAS, the Operating Partnership, being the sole member of ET Lehigh, LLC, a Delaware limited liability company (the “LLC”), formed the LLC pursuant to that certain Certificate of Formation, dated December 17, 1998 and filed with the Delaware Secretary of State on December 18, 1998, as amended, and that certain Limited Liability Company Agreement dated as of January 24, 2001 (the “Agreement”); and

WHEREAS, the Operating Partnership, being the sole member of the LLC (and no other members having ever been admitted to the LLC), desires to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Operating Partnership and the LLC hereby agree as follows:

1. Section 1.1 of the Agreement hereby is amended by the deletion therefrom of the defined terms “Independent Member” and “Independent Director” and the definitions thereof. All other references in the Agreement to the “Independent Member” and the “Independent Director” hereby are deleted.

2. Section 1.1 of the Agreement hereby is further amended by the deletion from the definition of “Lease” set forth in said Section 1.1 of the phrase “Lehigh Nursing Homes, Inc.” and the insertion, in lieu thereof, of the phrase “Assisted Living Associates of Lehigh, Inc.”

3. Sections 4.2, 7.2, 7.3, 7.4 and Article XI of the Agreement are hereby deleted in their entirety.

4. Section 9.1 of the Agreement hereby is deleted in its entirety and, in lieu thereof, is inserted the following: “The Member may at any time and from time to time amend this Agreement by executing a written amendment to this Agreement.”

5. Except as amended herein, the Agreement is hereby confirmed and shall remain in full force and effect.

6. All defined terms used in this First Amendment shall have the meanings given them in the Agreement, unless otherwise defined in this First Amendment.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment, or have caused this First Amendment to be executed, as of the date first above written.

OPERATING PARTNERSHIP:

ELDERTRUST OPERATING LIMITED PARTNERSHIP

By:	ElderTrust, general partner

By:	/s/ D. Lee McCreary, Jr.
	Name:	D. Lee McCreary, Jr.
	Title:	President and Chief Executive Officer

LLC:

ET LEHIGH, LLC

By:	ElderTrust Operating Limited Partnership, Sole Member

	By:	ElderTrust, general partner

		By:	/s/ D. Lee McCreary, Jr.
			Name:	D. Lee McCreary, Jr.
			Title:	President and Chief Executive Officer